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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         METROPOLITAN BANK GROUP, INC.,

                                       AND

                          CITIZENS BANKING CORPORATION,

                                    PARENT OF

                  CITIZENS BANK-ILLINOIS, NATIONAL ASSOCIATION
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                               TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS..........................................................         1

ARTICLE II  PURCHASE AND SALE OF BANK STOCK.....................................         6
2.1         Purchase and Sale of Bank Stock.....................................         6
2.2         Closing.............................................................         6
2.3         Actions and Deliveries by Seller at Closing.........................         6
2.4         Actions and Deliveries by Purchaser at Closing......................         7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER........................         7
3.1         Organization; Corporate Power; Etc..................................         7
3.2         Authorization of Agreement; No Conflicts............................         7
3.3         Licenses and Permits................................................         8
3.4         Litigation..........................................................         8
3.5         Financing...........................................................         8
3.6         Brokerage Fees......................................................         8

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER............................         8
4.1         Disclosure Schedule.................................................         8
4.2         Organization; Corporate Power; Etc..................................         8
4.3         Authorization of Agreement; No Conflicts............................         9
4.4         Licenses and Permits................................................         9
4.5         Subsidiaries........................................................        10
4.6         Capital Structure...................................................        10
4.7         Filings.............................................................        10
4.8         Financial Statements................................................        10
4.9         Compliance with Applicable Laws.....................................        10
4.10        Litigation..........................................................        11
4.11        Agreements with Banking Authorities.................................        11
4.12        Insurance...........................................................        11
4.13        Title to Assets Other Than Real Property............................        11
4.14        Real Property.......................................................        11
4.15        Taxes...............................................................        11
4.16        Certain Contracts...................................................        12
4.17        Loans and Investments...............................................        13
4.18        Undisclosed Liabilities.............................................        13
4.19        Labor Matters.......................................................        13
4.20        Employee Benefit Plans..............................................        14
4.21        Environmental Matters...............................................        15
4.22        Intellectual Property Rights........................................        15
4.23        Examinations........................................................        15
4.24        Approvals...........................................................        15
4.25        Material Adverse Changes............................................        15
4.26        Brokerage Fees......................................................        15
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ARTICLE V  ADDITIONAL AGREEMENTS................................................        16
5.1         Best Efforts; Further Assurances....................................        16
5.2         Conduct of the Bank's Business Pending Closing......................        16
5.3         Access; Due Diligence...............................................        17
5.4         Consents............................................................        18
5.5         Publicity...........................................................        18
5.6         Taking of Necessary Regulatory Action...............................        18
5.7         Sharing of Data.....................................................        18
5.8         Employee Matters....................................................        19
5.9         Use of Intellectual Property........................................        20
5.10        Tax Matters.........................................................        20
5.11        KMS Claims..........................................................        21
5.12        Certain Loans.......................................................        22
5.13        Noncompetition......................................................        22
5.14        Transition Services.................................................        22
5.15        Trust Accounts......................................................        23

ARTICLE VI  CONDITIONS PRECEDENT TO CLOSING.....................................        23
6.1         Conditions to the Parties' Obligations..............................        23
6.2         Conditions to Purchaser's Obligations...............................        23
6.3         Conditions to Seller's Obligations..................................        24

ARTICLE VII  TERMINATION, AMENDMENTS AND WAIVERS................................        24
7.1         Termination.........................................................        25
7.2         Effects of Termination..............................................        25
7.3         Waiver..............................................................        25

ARTICLE VIII  INDEMNIFICATION...................................................        25
8.1         Indemnification by Seller...........................................        25
8.2         Indemnification by Purchaser........................................        25
8.3         Limitation on Liability.............................................        25
8.4         Notice and Defense of Claims........................................        26
8.5         Limited Survival....................................................        27

ARTICLE IX  MISCELLANEOUS........................................................       27
9.1         Notices.............................................................        27
9.2         Counterparts........................................................        28
9.3         Entire Agreement; No Third Party Rights; Assignment.................        28
9.4         Governing Law.......................................................        28
9.5         Headings/Table of Contents..........................................        28
9.6         Enforcement of Agreement............................................        28
9.7         Severability........................................................        28
9.8         Expenses............................................................        29
9.9         Submission to Jurisdiction..........................................        29

Attachments: Seller's Disclosure Schedule

The schedules have been omitted in accordance with applicable SEC rules. Citizens will furnish supplementally a copy of any omitted schedule to the Commission upon request.


                                       ii
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                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of April 2, 2004 by and between Citizens Banking Corporation, a Michigan corporation and a registered bank holding company (the "Seller"), which is the sole shareholder of Citizens Bank-Illinois, National Association, a national banking association (the "Bank"), and Metropolitan Bank Group, Inc., an Illinois corporation and a registered bank holding company (the "Purchaser").

      WHEREAS, the Seller owns 14,820 shares of the issued and outstanding common stock, par value $90.00 per share, of the Bank (collectively, the "Shares"), which represents all of the issued and outstanding shares of the capital stock of the Bank;

      WHEREAS, the Purchaser desires to acquire the Bank through the purchase of all of the Shares and the Seller desires to transfer the Shares for the consideration set forth below and upon the terms and subject to the conditions of this Agreement; and

      WHEREAS, the respective Boards of Directors of Purchaser and Seller have approved this Agreement and the transactions contemplated herein substantially on the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the parties' respective representations, warranties and covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      "Agreement" shall have the meaning set forth in the preamble of this Agreement.

      "Affiliate" or "affiliate" shall mean, with respect to any person, any person that, directly or indirectly, controls or is controlled by or is under common control with such person.

      "Affiliated Group" shall have the meaning given such term in Section 4.15(d).

      "Assigned Loans" shall have the meaning given such term in Section 5.12.

      "Bank" shall have the meaning set forth in the preamble of this Agreement.

      "Benefit Arrangement" shall mean, other than base-salary and base wages, any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee of the Bank, whether active or retired.

      "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.


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      "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday, on which national banks are open for substantially all their banking business in Illinois.

      "Claim" shall have the meaning given such term in Section 8.4(a).

      "Classified Credits" shall mean loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by the Bank as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification.

      "Closing" shall have the meaning given such term in Section 2.2.

      "Closing Date" shall have the meaning given such term in Section 2.2.

      "Closing Date Employees" shall have the meaning given such term in Section 5.8(a).

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated February 4, 2004, between the parties.

      "Controlled Group Liability" shall have the meaning given such term in
Section 4.20(c).

      "Disclosure Schedule" shall have the meaning given such term in Section
4.1.

      "Employee Plan" shall mean any "employee benefit plan" as defined in
Section 3(3) of ERISA which is subject to any provisions of ERISA and covers any employee of the Bank, whether active or retired.

      "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, decrees, rules, regulations, orders, or determinations of any Governmental Entity, including common law and decisional law, that (i) regulate air, water, soil and solid waste management, including the generation, discharge, emission, manufacture, use, recycling, treatment, control, release, containment, storage, handling, transportation, disposition or management of any Hazardous Substances; (ii) regulate or prescribe requirements for air, water or soil quality; (iii) are intended to protect public health or the environment; or
(iv) establish responsibility or liability for the investigation, removal, remediation, reporting, or cleanup of, or damage caused by, any Hazardous Substances, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended, and any similar or implementing law.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.


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      "ERISA Affiliate" shall mean, with respect to any other person, any person that is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Code, a group of corporations or entities under common control under Section 414(c) of the Code, an affiliated service group under
Section 414(m) of the Code, or is otherwise aggregated under Section 414(o) of the Code with such person.

      "Expenses" shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by such party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

      "FDIC" shall mean the Federal Deposit Insurance Corporation.

      "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

      "Filings" shall have the meaning given such term in Section 4.7.

      "Financial Statements" shall have the meaning given such term in Section 4.8.

      "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality.

      "Hazardous Substances" shall mean (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are defined, governed or regulated as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and
(iii) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity under any Environmental Laws.

      "Indemnified Party" shall have the meaning given such term in Section 8.4.

      "Indemnifying Party" shall have the meaning given such term in Section
8.4.

      "Indirect Lending Business" shall mean the acquiring of consumer loans through the purchase of dealer contracts pertaining, but not limited to, automobiles, marine craft and recreational vehicles.

      "Intellectual Property" shall mean all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith,
(iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation


                                       3
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thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

      "KMS Claims" shall mean any and all possible claims of Seller and/or its Affiliates (including the Bank) that they may have now or in the future relating to or in connection with extension(s) of credit to KMS Energy International, Inc. and/or its Affiliates, including those related to errors in the audited consolidated financial statements of KMS Energy International, Inc. and its Affiliates.

      "Knowledge" shall mean, with respect to any representation or warranty of Seller contained in this Agreement, the actual knowledge, of the following individuals of Seller: Chief Financial Officer, Director of Strategy and Planning, and General Counsel; and with respect to any representation and warranty of Purchaser contained in this Agreement, the actual knowledge of the following individuals of Purchaser: Chief Financial Officer and General Counsel.

      "Lien" shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      "Loss" or "Losses" shall have the meaning given such term in Section 8.1.

      "Main Office" shall have the meaning given such term in Section 5.13.

      "Material Adverse Effect" shall mean with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except in the case of the Seller and the Bank, any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby or the announcement hereof, (ii) changes in circumstances or conditions affecting financial institutions in general, and not specifically relating to the Seller and the Bank, (iii) changes in general economic, regulatory or political conditions or in financial markets in the United States or (iv) changes in generally accepted accounting principles.

      "Multiemployer Plans" shall have the meaning given such term in Section 4.20(b).

      "OCC" shall mean the Office of the Comptroller of the Currency.

      "OREO" shall have the meaning given such term in Section 4.17(b).

      "Permitted Liens" shall mean: (i) liens for current Taxes not yet due or being contested in good faith and for which appropriate reserves have been established on the books and records of


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the taxpayer; (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like; (iii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation; (iv) minor defects in title which do not, individually or in the aggregate, interfere with the use, transferability or value of the property subject thereto; and (v) liens reflected on the face of the instrument evidencing title to such assets.

      "Person" or "person" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

      "Purchase Price" shall have the meaning given such term in Section 2.1.

      "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

      "Real Property" shall have the meaning given such term in Section 4.14.

      "Representatives" shall have the meaning set forth in Section 5.3(a).

      "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 6.1(a).

      "SEC" shall mean the Securities Exchange Commission.

      "Seller" shall have the meaning set forth in the preamble of this Agreement.

      "Seller Plans" shall have the meaning set forth in Section 4.20(b).

      "Shares" shall have the meaning set forth in the preamble of this Agreement.

      "Subsidiary" or "subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the voting stock or other equity interest are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, including without limitation net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and any liability for Taxes of another person (i) as a transferee, (ii) as a member of an affiliated or combined group,
(iii) by contract, or (iv) otherwise.


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                                   ARTICLE II

                         PURCHASE AND SALE OF BANK STOCK

      2.1 Purchase and Sale of Bank Stock. Subject to the conditions set forth herein, on the Closing Date (as hereinafter defined), Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, the Shares representing all the issued and outstanding shares of the Bank, for an aggregate purchase price of Twenty-Six Million Two Hundred Fifty Thousand Dollars ($26,250,000) (the "Purchase Price"). Purchaser shall pay the Purchase Price to Seller, by wire transfer at the Closing (as hereinafter defined).

      2.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at Chicago Community Bank, 1110 W. 35th Street, 2nd Floor, Chicago, Illinois 60609, or such other place as the parties may mutually agree upon, as soon as practicable following satisfaction of all closing conditions set forth herein or at such other date and time as the parties shall mutually agree (the "Closing Date").

      2.3 Actions and Deliveries by Seller at Closing. At the Closing, Seller shall deliver to Purchaser the following agreements, documents and instruments, in form and substance reasonably satisfactory to Purchaser and its counsel:

            (a) a certificate or certificates representing the Shares, registered in the name of Seller, duly endorsed by Seller for transfer or accompanied by an assignment of the Shares duly executed by Seller or endorsed in blank, together with the stock transfer records, blank certificates and corporate minute book;

            (b) a certificate of the Secretary or an Assistant Secretary of Seller certifying copies of resolutions duly adopted by the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement, and the transactions contemplated hereby and attesting that such resolutions are in full force and effect without amendment or modification at Closing;

            (c) an officer's certificate of Seller pursuant to Section 6.2(a);

            (d) consents or approvals in writing of each Person whose consent or approval shall be required in order to permit the succession by Purchaser pursuant hereto to any obligation, right or interest of Seller and/or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, zoning variance, trust agreement or other agreement, license, or instrument, except for those for which the failure to obtain such consents and approvals would not have a Material Adverse Effect on the Bank, whether prior to or following the consummation of the transactions contemplated hereby; and

            (e) evidence of action taken by Seller and the Bank with respect to employees and employee benefit plan matters pursuant to Section 5.8 in form and substance reasonably satisfactory to Purchaser.


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      2.4 Actions and Deliveries by Purchaser at Closing. At the Closing,
Purchaser shall deliver to Seller the following agreements, documents and instruments, in form and substance reasonably satisfactory to Seller and its counsel:

            (a) the Purchase Price by wire transfer as required by Section 2.1.

            (b) a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying (i) a copy of resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement, the obtainment of all Requisite Regulatory Approvals, and the transactions contemplated hereby and that such resolutions are in full force and effect without amendment or modification at Closing; and (ii) a copy of all Requisite Regulatory Approvals; and

            (c) an officer's certificate pursuant to Section 6.3(a).

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to the Seller as follows:

      3.1 Organization; Corporate Power; Etc. Purchaser is an Illinois corporation and bank holding company registered under the BHCA. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business substantially as currently conducted. Purchaser has all requisite corporate power and authority to enter into this Agreement and, subject to the obtaining of all Requisite Regulatory Approvals, to consummate the transactions contemplated hereby.

      3.2 Authorization of Agreement; No Conflicts.

            (a) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

            (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Incorporation or bylaws of Purchaser or, except for the necessity of obtaining the Requisite Regulatory Approvals, any mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by it of the transactions


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contemplated hereby, except for filings required in order to obtain the
Requisite Regulatory Approvals.

      3.3 Licenses and Permits. Purchaser has all licenses, certificates, franchises, rights and permits that are necessary from Governmental Entities for the conduct of its business, the absence of which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and such licenses are in full force and effect. The properties, assets, operations and business of Purchaser are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, zoning variances, certificates, franchises, rights and permits.

      3.4 Litigation. Purchaser is not a party to any litigation, action, suit or other legal, administrative or arbitration proceeding or investigation of a legal nature or group of related such proceedings or investigations in any court or before any governmental or regulatory body pending or, to the best knowledge of Purchaser, threatened, which, if determined adversely to Purchaser, would prohibit the execution and delivery of this Agreement or prevent the consummation of the transactions contemplated hereby.

      3.5 Financing. Purchaser has current assets or other financial arrangements such that at the Closing, Purchaser will have funds sufficient to enable it to carry out its obligations under this Agreement.

      3.6 Brokerage Fees. Purchaser is not a party to, or obligated under, any agreement with any broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as set forth in the Disclosure Schedule (defined below), Seller represents and warrants to Purchaser as follows:

      4.1 Disclosure Schedule. Prior to the execution and delivery hereof, Seller has delivered to Purchaser, a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Seller's representations or warranties contained in Article IV or to one or more of Seller's covenants contained in Article V; provided, that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such disclosure is required to be made under the terms of any such representations and warranties. All disclosures in the Disclosure Schedule made against representations and warranties or covenants are made generally, and none of such disclosure relates to any particular Section.

      4.2 Organization; Corporate Power; Etc.


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
            (a) Seller is a Michigan corporation and a bank holding company registered under the BHCA. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business substantially as currently conducted. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

            (b) The Bank is a bank duly organized, validly existing and in good standing under the laws applicable to national banks and the regulations of the OCC, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business substantially as currently conducted. The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the extent required by law and all premiums and assessments required to be paid in connection therewith have been paid by the Bank. Neither the scope of business of the Bank nor the location of any of its properties requires that the Bank be licensed to conduct business in any jurisdiction other than those jurisdictions in which it is licensed or qualified to do business as a foreign banking corporation. The Bank does not conduct trust activities, but the Bank possesses trust powers.

      4.3 Authorization of Agreement; No Conflicts.

            (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Seller and the Bank. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

            (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Incorporation, bylaws or other constituent documents of the Seller or the Bank or, except for the necessity of obtaining the Requisite Regulatory Approvals, any mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller or the Bank or their respective properties. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Seller or the consummation by it of the transactions contemplated hereby, except for (i) filings required in order to obtain the Requisite Regulatory Approvals; and (ii) any approval or filings the absence of which would not reasonably be expected to have a Material Adverse Effect on the Bank or materially impair the ability of Seller or the Bank to consummate the transactions contemplated by this Agreement.

      4.4 Licenses and Permits. The Bank has all licenses, certificates, franchises, rights and permits that are necessary from Governmental Entities for the conduct of its business, the absence of which would not reasonably be expected to have a Material Adverse Effect on the Bank, and such licenses are in full force and effect. The properties, assets, operations and

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business of the Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, zoning variances, certificates, franchises, rights and permits.

      4.5 Subsidiaries. The Bank does not own, directly or indirectly, any Subsidiary (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement), or any equity position or other voting interest in any Person.

      4.6 Capital Structure. The authorized capital stock of the Bank consists solely of 14,820 shares of common stock, par value $90.00 per share, of which 14,820 are issued and outstanding. Seller owns all of the issued and outstanding Shares free and clear of all Liens. All Shares are validly issued, fully paid and nonassessable, and do not possess any preemptive rights. There are no options, warrants, calls, rights, commitments, securities or agreements of any character to which the Seller or the Bank is a party or by which either is bound obligating the Seller or the Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Bank, or by which it is bound obligating the Seller or the Bank to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no obligations, contingent or otherwise, of the Seller or the Bank to repurchase, redeem or otherwise acquire any Shares, or of the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of any Person or to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in the Bank or any other Person (other than pursuant to commercial loan arrangements and similar obligations arising in the ordinary course of business of the Bank).

      4.7 Filings. The Bank has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by the Bank with any Governmental Entity (collectively, the "Filings"), except for filings, the absence or which would not reasonably be expected to have a Material Adverse Effect on the Bank. To the Knowledge of Seller, as of their respective filing dates, each of the Filings complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it was filed.

      4.8 Financial Statements. Attached to the Disclosure Schedule are copies of consolidated reports of condition and income filed by the Bank as of and for the year ended December 31, 2003 (the "Financial Statements"). The Financial Statements have been prepared in accordance with applicable regulatory accounting principles consistently followed throughout the periods covered by such statements, and present fairly in all material respects the financial position of the Bank as of the date indicated and the results of its operations and changes in financial position at such date and for the period covered by such Financial Statements.

      4.9 Compliance with Applicable Laws. To the Knowledge of Seller, the Bank has complied with all applicable laws, regulations and ordinances, except for violations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Bank. Except for examinations conducted by a Governmental Entity in the regular course of the Bank's business, no Governmental Entity has initiated any proceeding against the

Bank or, to the Knowledge of the Seller, formal investigation into the business or operations of the Bank.

      4.10 Litigation. Except as listed in the Disclosure Schedule, there are no suits, actions or proceedings pending or, to Seller's Knowledge, threatened against or affecting, as of the date of this Agreement, the Bank or any director, officer, employee or agent of the Bank in his or her capacity as such, and there are no judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Bank as to which there is a reasonable likelihood of a determination adverse to the Bank, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Bank.

      4.11 Agreements with Banking Authorities. Neither the Seller, nor the Bank is a party to any written agreement, memorandum of understanding, order or directive with any Governmental Entity which restricts any conduct of the Bank's business or which relates to the Bank's capital adequacy, credit policies, operations or management or otherwise.

      4.12 Insurance. The Bank, through the Seller, has in full force and effect policies of insurance with respect to its assets and business against such casualties and contingencies, including directors' and officers' indemnification, and in such amounts, types and forms as are reasonable and customarily appropriate for its businesses, operations, properties and assets. The Bank is not in default under any such policy of insurance or bond such that it can be canceled and all material claims thereunder have been filed in timely fashion. Neither Seller nor the Bank has received any written notice of termination, nor has cancellation been made with respect to any such policy.

      4.13 Title to Assets Other Than Real Property. Except as disclosed in the Disclosure Schedule and other than Permitted Liens, the Bank has good and valid title to all its properties and assets reflected in the Financial Statements, except such personal property which has been disposed of in the ordinary course of business and, other than real property which is the subject of Section 4.14, such properties and assets are owned or leased by the Bank, free and clear of all Liens. To the Knowledge of Seller, substantially all of the Bank's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

      4.14 Real Property. The Disclosure Schedule contains an accurate list and general description of all real property owned or leased by the Bank, but excluding OREO (the "Real Property"). Other than as set forth in the Disclosure Schedule and for Permitted Liens, the Bank has good and valid title to the real property and good and valid leasehold interests in the leaseholds, except as would not reasonably be expected to have a Material Adverse Effect on the Bank. To Seller's Knowledge, the Bank enjoys peaceful and undisturbed possession under all leases to which it is the lessee and all of such leases are valid and in full force and effect absent, to the Knowledge of Seller any existing defaults.

      4.15 Taxes.

            (a) Except to the extent not reasonably likely to have a Material Adverse Effect on the Bank: (i) the Bank has timely filed all Tax Returns required to be filed by it, all such Tax Returns being accurate and complete in all material respects, and has paid, or has accrued on its books and set up an adequate reserve for the payment of, all Taxes, current or deferred, whether or not shown on any Tax Returns;
(ii) all Taxes of the Bank attributable to all periods ending before the Closing Date, to the extent not required to have been previously paid, whether or not disputed, will be fully and adequately reserved for in accordance with generally accepted accounting principles; (iii) the Bank is not delinquent in the payment of any Tax; and (iv) Seller has no Knowledge of any deficiencies for any Taxes that have been proposed, asserted or assessed against the Bank that have not been resolved or settled and no requests for waivers of the time to assess any such Tax are pending or have been agreed to.

            (b) There are no Tax audits of any Tax Returns of the Bank that are in progress. The income Tax Returns of the Bank have not been audited by either the Internal Revenue Service, the Illinois Department of Revenue, or any other state or local taxing authorities, for any of the last five (5) years. The Bank is not currently a party to any action or proceeding by any Governmental Entity for the assessment or the collection of Taxes.

            (c) The Bank has not filed any consolidated federal income Tax Return with an "affiliated group" (within the meaning of Section 1504 of the Code) where Seller was not the common parent of the group. The Bank is not a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Seller.

            (d) Each member of the "affiliated group" (within the meaning of Section 1504 of the Code) of which Seller is the common parent (the "Affiliated Group") has filed all federal income Tax Returns that it was required to file for each taxable period during which the Bank was a member of such Affiliated Group. To the Knowledge of Seller, all such Tax Returns were correct and complete in all material respects. All federal income Taxes owed by any member of the Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Bank was a member of the Affiliated Group.

            (e) Except to the extent not reasonably likely to have a Material Adverse Effect on the Bank, the Bank has withheld amounts from its employees, shareholders, holders of deposit accounts, and others in compliance with the Tax withholding provisions of applicable federal, state and local laws, filed all Tax Returns and reports for all years for which any such Tax Return or report would be due with respect to employee income Tax withholding, social security, and unemployment Taxes, and all payments or deposits with respect to such Taxes, other than those not yet due, have been timely made.

      4.16 Certain Contracts. The Disclosure Schedule sets forth as of the date hereof all contracts to which the Bank is a party which are executory material contracts (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement and any other written, or to the Knowledge of Seller, oral, (i) consulting agreement not terminable on 60 days' or less notice or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance or supplemental retirement benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) contract containing covenants which limit the ability of the Bank to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Bank may carry on its business (other than as may be required by law or applicable regulatory authorities), and (v) any contract, agreement or other instrument or undertaking which is not terminable by the Bank without additional payment or penalty within ninety (90) days and obligates the Bank for payments or other consideration with a value in excess of $50,000. The Bank has performed in all material respects and, except to the extent not reasonably likely to have a Material Adverse Effect on the Bank, is not in default under or in breach of, any material term or provision of any agreement listed on the Disclosure Schedule.

      4.17 Loans and Investments.

            (a) Except as disclosed in the Disclosure Schedule, or where the failure to be true would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Bank, as of the date hereof, no loans or investments held by the Bank are (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest; (ii) Classified Credits; or (iii) on a non-accrual status in accordance with the Bank's loan review procedures.

            (b) Except as otherwise disclosed in the Disclosure Schedule, each material loan reflected as an asset on the Financial Statements is evidenced by appropriate and sufficient documentation and constitutes, to the Knowledge of Seller, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. Set forth in the Disclosure Schedule is a complete list of the Bank's Other Real Estate Owned ("OREO").

            (c) All guarantees of indebtedness owed to the Bank, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the Knowledge of Seller, legal, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not reasonably be expected to have a Material Adverse Effect on the Bank.

      4.18 Undisclosed Liabilities. Except (a) as set forth in the Disclosure Schedule, (b) for those liabilities of the Bank that are specifically itemized and reflected or reserved against as such on the Financial Statements, and (c) for liabilities incurred in the ordinary course of business consistent with past practice, to Seller's Knowledge, the Bank has incurred no liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would reasonably be expected to have a Material Adverse Effect on the Bank.

      4.19 Labor Matters. The relations of the Bank with Bank's employees are satisfactory, and neither Seller nor Bank has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Except to the extent not reasonably likely to have a Material Adverse Effect on the Bank, the Bank has complied with all laws relating to the employment of its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes, and, except as set forth in the Disclosure Schedule, no person has asserted that the Bank is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

      4.20 Employee Benefit Plans.

            (a) The Disclosure Schedule lists all Employee Plans and Benefit Arrangements providing benefits to any employees or former employees of the Bank that are sponsored or maintained by the Bank or Seller (with the plans sponsored or maintained by the Bank identified as such) to which Seller or the Bank contributes or is obligated to contribute on behalf of employees or former employees of the Bank, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

            (b) No Employee Plans of Seller or its ERISA Affiliates (the "Seller Plans") are "multiemployer plans" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plans"). The Bank has not at any time during the last six years contributed to or been obligated to contribute to any Multiemployer Plan, and the Bank has not incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

            (c) There does not now exist, nor, to the best Knowledge of Seller, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Bank following the Closing. "Controlled Group Liability" means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Section 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code; (ii) with respect to any Seller Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) except as set forth in the Disclosure Schedule, material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of the Bank.

            (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Bank that, individually or in the aggregate, could give rise to the payment by the Bank of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation of coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, the Bank has no liability to provide post-retirement health or life benefits to any employee or former employee of the Bank.

            (e) The amounts reflected on Seller's financial statements as of December 31, 2003 are sufficient to satisfy all pension and other employee benefit obligations attributable to

Closing Date Employees' vested benefits for all years of service with the Bank or Seller through the Closing Date.

      4.21 Environmental Matters. To the Knowledge of Seller, each of the representations and warranties set forth in subsections (a) through (c) of this
Section is true and correct with respect to each parcel of Real Property except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct are not reasonably likely to have a Material Adverse Effect on the Bank:

            (a) The Real Property and all operations and facilities at the Real Property are in compliance with all Environmental Laws.

            (b) Neither Seller nor the Bank has received in writing any governmental complaint, notice of violation or alleged violation, or investigation or notice of potential liability or of potential responsibility regarding matters arising under or relating to Environmental Laws.

            (c) There are no governmental or administrative actions or judicial proceedings pending under any Environmental Laws to which Seller or the Bank is named as a party with respect to the Real Property, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, under any Environmental Law with respect to any of the Real Property.

      4.22 Intellectual Property Rights. Neither Seller nor the Bank has received any written notice that the Bank's Intellectual Property infringes on the rights of a third party.

      4.23 Examinations. The last examinations of the Bank by the Federal Reserve Board, the OCC and the FDIC prior to the date of this Agreement were performed as of the dates described in the Disclosure Schedule, and true, correct and complete copies of the reports of examination related thereto are maintained in the Bank's examination files. If the Bank or Seller were notified of any deficiencies as a result of said examinations or any prior examinations of the Bank by the OCC, the Federal Reserve Board, or the FDIC, the Bank has taken action to correct each such deficiency, which action the Bank to its Knowledge believes is to the satisfaction of the appropriate agency, and the Bank has not received notice of any kind that such action is inadequate, and if any changes in operating methods or organization were required by reason of such examinations, or other examinations, such changes have been made.

      4.24 Approvals. As of the date of this Agreement, neither Seller nor the Bank knows of any reason why all Requisite Regulatory Approvals shall not be obtained.

      4.25 Material Adverse Changes. Except as disclosed in the Disclosure Schedule, to the Knowledge of Seller, since December 31, 2003, there has been no event that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Bank.

      4.26 Brokerage Fees. Seller is not a party to, or obligated under, any agreement with any broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated hereby.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 Best Efforts; Further Assurances. During the period from the date of execution of this Agreement through Closing, both parties agree to use its respective best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article VI hereof at the earliest practical time.

      5.2 Conduct of the Bank's Business Pending Closing. During the period from the date of execution of this Agreement through Closing, Seller agrees to cause the Bank to carry on its business in the ordinary course in substantially the manner in which heretofore conducted and in accordance with safe and sound banking practices, subject to changes in law applicable to national banks and directives from regulators. Seller shall cause the Bank not to do any of the following without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

            (a) issue, deliver or sell, authorize the issuance, delivery or sale of or purchase any shares of the Bank's capital stock or any class of securities convertible into capital stock, or rights, warrants or options to acquire its capital stock or increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock-dividend or change in par or stated value;

            (b) amend its charter, articles of incorporation or bylaws, except as required by applicable law or by the terms of this Agreement;

            (c) acquire or agree to acquire by merging, consolidating with, or purchasing a substantial portion of the assets of, or in any other manner, any business of any Person;

            (d) sell, lease or otherwise dispose of assets valued in excess of $25,000 for any single item, or $100,000 in the aggregate, except as contemplated by this Agreement or in the ordinary course of business consistent with prior practice;

            (e) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Bank or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

            (f) make or enter into a commitment to make any individual loan or other extension of credit in excess of $50,000 if such loan is unsecured and in excess of $250,000 if such loan is secured, other than commitments made prior to the date of this Agreement;

            (g) assess any charges against the Bank, except in the ordinary course of business consistent with past practices;

            (h) make or enter into a commitment to make any loan or other extension of credit to any of the Banks directors, officers or employees except in accordance with practice or policy in existence on the date of this Agreement, or change the general lending, investment, liability management and other material policies concerning the banking business of the Bank (other than as required by law or at the direction of any regulatory authority);

            (i) declare or pay any dividends on or make other distributions in respect of the Shares;

            (j) grant to any director, officer, or employee any increases in compensation or pay any bonuses (except in accordance with past practices or plans or agreements in existence on the date of this Agreement), make contributions to or under any Employee Plan or Benefit Arrangement (except in accordance with past practices or plans or agreements in existence on the date of this Agreement), adopt or amend any Employee Plan or Benefit Arrangement, increase any severance or termination pay, or enter into or amend any employment or severance agreement; except for amendments, modifications and arrangements that affect Seller and its Affiliates generally, in which case Seller shall provide Purchaser with prior written notice of such change;

            (k) enter into any material lease, sub-lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which involves the payment by the Bank of more than $50,000 in the aggregate;

            (l) adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein, except for such arrangements that affect Seller and its Affiliates generally, in which case Seller shall provide Purchaser with prior written notice of such change; or

            (m) close or relocate the operations of any branch office location of the Bank.

      5.3 Access; Due Diligence.

            (a) From the date of this Agreement until Closing, Seller and the Bank shall, and Seller shall cause the Bank to, after reasonable notice, (i) afford to Purchaser, its counsel, employees, accountants and other representatives (collectively, the "Representatives") reasonable access, during regular business hours, to the offices, properties, contracts, books and records of the Bank; (ii) make available to Purchaser and its Representatives all personnel of the Bank responsible for management of the Bank, including observation of board and committee meetings (other than discussions concerning this Agreement and the transactions contemplated hereby and loan committee presentations concerning bona fide competing loan customer relationships); (iii) unless otherwise prohibited by law, make available to Purchaser and its Representatives a copy of each report, schedule and other document filed or received by the Bank during such period with or from any regulatory authority or the Internal Revenue Service regarding the Bank; and (iv) furnish such additional financial and operating data, including a copy of each Filing, and other information, in each case relating to the Bank, as Purchaser shall from time to time reasonably request. All information obtained by Purchaser at such meetings shall be treated in confidence pursuant to Section 5.3(b) hereof.

            (b) Any information furnished by one party to the other and its Representatives pursuant hereto shall be treated as the sole property of such party and, if the transactions contemplated hereby shall not occur, the receiving party and its Representatives shall return to such party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Each party and its Representatives shall keep confidential all such information and shall not use such information for any competitive or other commercial purpose. The obligation to keep such confidential or proprietary information confidential shall continue indefinitely, but shall not apply to (i) any information which
(A) was then generally known to the public, (B) was already lawfully in a party's possession, (C) became known to the public through no fault of a party or its Representatives, (D) was disclosed to a party by a third party not bound by an obligation of confidentiality, or (E) was then or later known to the banking industry in general; and (ii) disclosures required to be made to third parties in accordance with this Agreement, any law, regulation or order of a court or regulatory agency of competent jurisdiction or authority or information included in publicly available Filings.

            (c) Seller shall update the Disclosure Schedule at Closing by written notice to Purchaser to reflect any matters which have occurred from and after the date hereof which, if existing on the date thereof, would have been required to be described therein; provided, however, that no such update shall adversely affect the rights of Purchaser to assert the conditions to its obligation to consummate the transactions contemplated hereby, and any and all changes contained in any such update shall be considered in determining whether such conditions have been satisfied.

      5.4 Consents. Each of the parties hereto shall use its best efforts to obtain at the earliest practicable date and prior to Closing all consents of all third parties and Governmental Entities necessary for the consummation of the transactions contemplated hereby and will provide to the other party copies of each consent promptly after it is obtained.

      5.5 Publicity. No press releases shall be issued, nor shall the terms of this Agreement be disclosed to third parties other than the parties Representatives, without the mutual consent of Seller and Purchaser or as required by law or SEC regulation.

      5.6 Taking of Necessary Regulatory Action. As promptly as practicable (but in no event later than forty-five (45) days) after the date of execution of this Agreement, Purchaser shall prepare and file all applications required, necessary or desirable to obtain the Requisite Regulatory Approvals. Purchaser will keep Seller apprised of the status of matters relating to the procurement of the Requisite Regulatory Approvals and shall furnish Seller with copies of any such filing (other than information filed as confidential) as soon as practicable. Seller shall use its reasonable best efforts to supply all necessary and appropriate information with respect to such Requisite Regulatory Approvals and shall otherwise reasonably cooperate with Purchaser in obtaining such Requisite Regulatory Approvals.

      5.7 Sharing of Data. Seller shall have the right following Closing to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other similar information as are transferred to Purchaser pursuant to the terms of this Agreement for the purposes of concluding its involvement in the business of the Bank and for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. Purchaser shall have the right following Closing to have reasonable access to those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records which are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business transferred to Purchaser hereunder and is needed by Purchaser in order to comply with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations.

      5.8 Employee Matters.

            (a) The employment of the employees of the Bank who continue as employees of Purchaser on and after the Closing Date (the "Closing Date Employees") shall be pursuant to the employment policies and practices of Purchaser; provided, however, any Closing Date Employee terminated within eight months after the Closing Date shall receive a severance payment equal to the higher of (i) severance payments due under the Purchaser's then current severance policy or (ii) severance payments due under the Seller's severance policy in effect at the Closing Date. However, a Closing Date Employee terminated within said eight months shall not be entitled to receive a severance payment if the termination is (i) for cause or (ii) if the terminated employee declines an offer for a position with compensation equal to or greater than said employee's compensation as of the Closing Date at an office of the Metropolitan Bank Group or one of its affiliated bank locations within 15 miles of the employee's location at the Bank. Purchaser shall pay, discharge, and be responsible for all salary, wages, claims (including any severance claims) and employee benefits arising out of or related to such employment from and after the Closing Date. Seller and its Affiliates shall pay, discharge and be responsible for all salary, wages, claims and employee benefits relating to the employment of the Closing Date Employees before the Closing Date (including, but not limited to, accrued vacation or holiday pay payable in lieu of time off or which may be carried over to future periods, annual or long-term incentive programs, pension, profit sharing and savings plans, non-qualified deferred compensation plan and group health plan, including group health plan continuation coverage pursuant to Code Section 4980B(f) arising under Seller's Employee Plans and Benefit Arrangements, including claims incurred prior to the Closing Date but reported thereafter), to the extent that the liability for such salary, wages, claims and employee benefits were not paid or accrued on the Financial Statements as of the Closing Date.

      (b) Prior to the Closing, Seller, the Bank and their Affiliates shall take such action with respect to the Employee Plans and Benefit Arrangements to provide that the Closing Date Employees will cease to be active participants or accrue benefits under the Employee Plans and Benefit Arrangements as of the Closing Date. By the Closing Date, all Closing Date Employees will be fully vested by Seller in its current 401(k) plan. As soon as practicable after Closing, Purchaser shall permit the Closing Date Employees to participate in Purchaser's group hospitalization, medical, life and disability insurance plans on the same terms and conditions as applicable to comparable employees of Purchaser, provided that said employees are currently covered by and participating in Seller's plans or who otherwise have a Certificate of Credible Coverage acceptable to Purchaser's insurance carrier. In connection therewith, Purchaser shall, to such extent practicable, cause to be waived any waiting period or preexisting condition restriction otherwise applicable under any such plan to the extent that such period is longer or such restriction imposes a greater limitation than the period or restriction imposed under similar Seller Employee Plans, and shall give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred, amounts paid by and amounts reimbursed to the Closing Date Employees with respect to similar Seller Employee Plans, which Purchaser has in place, immediately prior to the Closing Date. As soon as practicable after the Closing Date, Purchaser shall permit the Closing Date Employees to participate in Purchaser's 401(k) plan, on the same terms and conditions as employees of Purchaser, giving effect to years of service with the Bank or any Affiliate of the Bank as if such service were with Purchaser, for purposes of eligibility to participate and vesting, but not for benefit contribution purposes. Seller and the Bank also agree to take such action as Purchaser may reasonably request prior to the Closing Date to ensure that Closing Date Employees cease to participate in the Employee Plans and Benefit Arrangements as may be required to effect the provisions of this Section 5.8, which actions may include, but need not be limited to, amendments to cease the accrual of any benefits thereunder as of the Closing Date.

            (c) On or before Closing, Seller will reimburse Bank for compensation paid by Bank to Gary L. Bryant from January 1, 2004 through the Closing Date.

            (d) Nothing in this Section 5.8 is intended, nor shall it be construed, to confer any express or implied third party beneficiary rights in any person including present or former employees of the Bank, the Closing Date Employees, and any beneficiaries or dependents thereof, other than Seller or the Bank.

      5.9 Use of Intellectual Property. On and after the Closing Date, Purchaser shall have no right to use any Intellectual Property of the Seller, including the name "Citizens Bank," or any name confusingly similar thereto, except that Seller shall not object to the Purchaser's use of the name "Citizens Community Bank" (or some variation thereof reasonably acceptable to Seller) at the Bank's current locations and at any new location in the Illinois counties of Cook, DuPage, Lake, Will, McHenry and Kane; provided, however that, subject to Section 5.13, Purchaser and its Affiliates shall not object to Seller's or its Affiliates' use of the name "Citizens Bank" in these counties. Purchaser shall change the name of the Bank to "Citizens Community Bank" (or some variation thereof reasonably acceptable to Seller) effective as of the Closing Date. Notwithstanding the foregoing, Purchaser shall be permitted to use the computer software, data, databases and documentation thereof to the extent that those items are included in the Bank's computer hardware being acquired by Purchaser and to effect the transactions contemplated by this Agreement.

      5.10 Tax Matters.

            (a) Neither Purchaser nor Seller will take a position with any federal, state or local taxing authority contrary to any of the terms and provisions of this Agreement.

            (b) Notwithstanding anything herein to the contrary, Seller shall have no liability under this Agreement in respect of Taxes of the Bank attributable to any action of Purchaser or the Bank that occurs on or after the Closing.

            (c) Any agreement between the Bank and Seller regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing and will have no further effect for any taxable year (whether current, future, or past).

            (d) Seller will be responsible for the preparation and filing of all Tax Returns for the Bank with respect to any period ending before the Closing Date, including but not limited to Tax Returns for a period ending before the Closing Date which are due after the Closing Date. Seller will pay all Taxes required with respect to any such Tax Returns. As soon as practicable after the Closing, Seller shall prepare a separate short period tax return of the Bank for the period January 1, 2004 through the Closing Date and shall provide Purchaser a copy of same, along with all necessary workpapers, tax depreciation schedules and supporting documentation that Purchaser will need to comply with future tax filings. Such schedules will detail a listing of all tax timing differences accumulated over past tax return periods and support or reconcile to any deferred tax asset or liability accounts as reflected in the financial statements on the Closing Date or as adjusted within the time period necessary for such short period return to be completed.

            (e) Purchaser will be responsible for the preparation and filing of all income Tax Returns for the Bank for all periods as to which income Tax Returns are due for periods ending on or after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined income Tax Returns of Seller will include the operations of the Bank). Purchaser will be solely liable for and solely responsible to pay all Taxes and other payments required with respect to any such income Tax Returns; provided, however, that Seller will reimburse Purchaser concurrently therewith to the extent any payment Purchaser is making relates to the operations of the Bank for any period ending before the Closing Date; provided further however, that refunds of Taxes attributable to a period for which Seller is responsible to file Tax Returns and pay Taxes shall be the property of Seller and Purchaser will reimburse Seller for any such refund when, and to the extent, such refund is paid to Purchaser or its Affiliates, provided further, however, that to the extent such refund is attributable to the carryback of an item from a period ending on or after the Closing Date, such refund shall be the property of Purchaser, and Seller and its Affiliates will reimburse Purchaser when, and to the extent, such refund is paid to Seller or its Affiliates.

      5.11 KMS Claims. Prior to the Closing, Seller shall cause the Bank to assign and transfer the KMS Claims to Seller and/or its Affiliates, and Purchaser agrees that Seller may pursue such KMS Claims in any manner deemed desirable by Seller in its sole discretion, with the right to control all aspects of such KMS Claims. Notwithstanding any such assignment, Purchaser agrees, and from and after the Closing Date, shall cause the Bank to agree, to cooperate with Seller in connection with such KMS Claims, including executing any documents requested by Seller to effectuate to the fullest extent possible the assignment of the KMS Claims to Seller and/or its Affiliates; providing all information reasonably requested by Seller, permitting Seller to name the Bank as a party to any legal proceeding, and causing employees of the Bank to participate in any legal proceeding (e.g., depositions, hearings, trials, etc.). Seller shall reimburse Purchaser and/or the Bank for any out-of-pocket expenses reasonably incurred in connection with the foregoing. The parties agree that any proceeds or recovery of cash and/or property related to the KMS Claims shall be the sole property of Seller or its designated Affiliates.

      5.12 Certain Loans. On or prior to the Closing Date, Seller shall cause the Bank to assign and transfer the loans set forth on the Disclosure Schedule under the caption "Assigned Loans" (the "Assigned Loans") to an Affiliate of Seller, and Seller shall cause the Bank to make all necessary accounting adjustments, including adjustments to the loan loss reserve amounts corresponding to the Assigned Loans, set forth on the Disclosure Schedule.

      5.13 Noncompetition. During the four (4) year period following the Closing Date, Seller shall not, and shall not permit any Affiliate to, directly or indirectly, engage in the banking business on a de novo basis that is competitive with the Bank's current business within fifteen (15) miles of the Bank's current main office at 3322 South Oak Park Avenue, Berwyn, Illinois 60402-3407 (the "Main Office"); provided, however, the foregoing shall not prohibit Seller or any of its Affiliates from (i) holding less than five percent (5%) of the outstanding shares of a publicly-held corporation; (ii) conducting activities related to the Assigned Loans; (iii) pursuing the KMS Claims; (iv) engaging in the Indirect Lending Business in Illinois consistent with past practices; or (v) engaging in the banking business within 15 miles of the Bank's current Main Office as a result of a merger, acquisition, stock transaction, share exchange, or some other business combination or similar transaction, provided that Purchaser shall have the right, but not the obligation, subject to applicable regulatory approvals, for a period of two (2) years from the Closing Date, to purchase from Seller any such bank office or branch thereof located within eight (8) miles of any of the Bank's three (3) locations which are the subject of this transaction at a purchase price mutually agreeable to Seller and Purchaser. If Seller and Purchaser have not mutually agreed upon a purchase price within 30 days of the transaction giving rise to this right, the parties shall select an investment banking firm to value such bank office or branch. Seller shall select three investment banking firms and Purchaser shall select a single firm from such list to perform the valuation. The valuation shall be completed within 30 days. Upon completion of the valuation, the investment banking firm shall provide a written determination of value which shall be binding on the parties and the fees of the investment banking firm shall be split evenly between Seller and Purchaser. Upon the election of Purchaser to purchase such bank office or branch, it shall promptly prepare a purchase agreement, which shall be reasonably acceptable to Seller, providing for a cash purchase price.

      5.14 Transition Services. The Seller shall, and shall cause the Bank to, use its commercially reasonable efforts to assist the Purchaser in the orderly transition of the Bank's operations to the Purchaser. Without limiting the foregoing, the Seller shall, and shall cause the Bank to: (a) produce and deliver any and all deconversion tapes and any supporting documentation which Purchaser shall request in order to complete conversion of the Bank's deposit and loan accounts and general ledger into Purchaser's desired format (b) produce or cause to be produced and delivered to Purchaser at Closing histories for the three (3) years prior to the Closing Date of all deposit and loan accounts and the general ledger and any other documents or files maintained in an electronic format in a medium acceptable to Purchaser; (c) make available to Purchaser, at Purchaser's reasonable and customary cost, all information retained by Seller and or Bank regarding the deposit and loan accounts and general ledger for the purpose of complying with all customer and governmental requests for same; (d) make their employees available to Purchaser through the Closing Date, during normal business hours and at Purchaser's expense, for training purposes only, provided that such training shall not unreasonably interfere with the operation of the Bank; and (e) maintain for a period of thirty (30) days after the Closing Date, at Purchaser's reasonable expense, the Bank's existing connection to its account processor and optical retrieval system for the purpose of assisting Purchaser's ability to respond to customer and governmental inquiries. All costs incurred by the Bank or Seller in connection with the data process conversion, including but not limited to their data processor expenses, shall be paid by Seller and all costs incurred by Purchaser in connection with the data process conversion, including but not limited to its data processor expenses shall be paid by Purchaser.

      5.15 Trust Accounts. Seller shall use commercially reasonable efforts to cause its Affiliate to transfer to the Bank or its nominee, as soon as practicable following the Closing, the trust accounts set forth on the Disclosure Schedule.

                                   ARTICLE VI

                         CONDITIONS PRECEDENT TO CLOSING

      6.1 Conditions to the Parties' Obligations. The obligations of all the parties to this Agreement to effect the transactions contemplated hereby shall be subject to the fulfillment at the Closing Date of the following conditions (any one or more of which can be waived by all of the parties, but only in writing):

            (a) All material permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the transactions contemplated in this Agreement under the applicable federal laws of the United States shall have been obtained or shall have expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals").

            (b) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity which makes the consummation of the transactions contemplated by this Agreement illegal.

            (c) No legal, administrative, arbitration, investigatory or other proceeding shall have been instituted by any Governmental Entity and remain pending to restrain or prohibit the transactions contemplated hereby.

            (d) No decision of any federal, state or foreign court awarding substantial damages or penalty against any of the parties or affiliates thereof in connection with the transactions contemplated herein shall exist.

      6.2 Conditions to Purchaser's Obligations. The obligations of Purchaser to effect the transactions contemplated under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (any one or more of which can be waived by Purchaser, but only in writing):

            (a) Except as otherwise provided in this Section 6.2, (i) the representations and warranties of Seller contained in Article IV shall have been true in all material respects on the date of this Agreement and shall be true in all material respects as of Closing as though made at and as of Closing; (ii) Seller and the Bank shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at Closing;
(iii) except as provided in any Disclosure Schedule delivered on or prior to the date of this Agreement, during the period from the date of this Agreement to the Closing Date, there shall not have occurred a Material Adverse Effect with respect to the Bank; (iv) none of the events or conditions entitling Purchaser to terminate this Agreement under Article VII shall have occurred and be continuing; and (v) Seller shall have delivered to Purchaser a certificate dated the date of Closing and signed by an authorized officer certifying compliance with subsections 6.2(a)(i) - (iv).

            (b) Any material consent, approval, waiver, exemption, amendment and authorization required to be obtained by Seller or the Bank prior to the Closing Date shall have been obtained at or prior to the Closing Date, and all filings, registrations, applications, designations and declarations required on the part of the Bank or Seller prior to the Closing Date shall have been made or effected, unless the failure to obtain such consent or waiver would not reasonably be expected to have a Material Adverse Effect on the Bank.

            (c) Purchaser shall have received from Seller and the Bank the agreements, documents and instruments listed in Section 2.3 above.

            (d) To the extent any material lease, or zoning variance, license, loan, or financing agreement or other contract or agreement to which the Bank is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not reasonably be expected to have a Material Adverse Effect on the Bank.

      6.3 Conditions to Seller's Obligations. The obligations of Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent (each of which may be waived in writing at the sole discretion of Seller):

            (a) Except as otherwise provided in this Section 6.3, (i) the representations and warranties of Purchaser contained in Article III shall have been true in all material respects on the date of this Agreement and shall be true in all material respects as of the Closing as though made at Closing; (ii) Purchaser shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at Closing; (iii) none of the events or conditions entitling Seller to terminate this Agreement under Article VII shall have occurred and be continuing; and (d) Purchaser shall have delivered to Seller a certificate dated the date of the Closing and signed by a duly authorized officer certifying compliance with subsections 6.3(a)(i) - (iii).

            (b) Seller shall have received from Purchaser the Purchase Price, agreements, documents and instruments listed in Section 2.4 above.

                                  ARTICLE VII

                       TERMINATION, AMENDMENTS AND WAIVERS

      7.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

            (a) by mutual written consent of the Seller and Purchaser;

            (b) by either of Seller or Purchaser if Closing shall not have occurred by the close of business on September 30, 2004; provided that the terminating party is not then in material breach or default of any representation, warranty, covenant or other agreement contained herein; or

            (c) by either of Seller or Purchaser if there shall have been a material breach of any of the representations, warranties or covenants set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to Closing with thirty (30) days of notice thereof.

      7.2 Effects of Termination. No termination of this Agreement as provided in Section 7.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.3(b) or 9.8 hereof or from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

      7.3 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.1 Indemnification by Seller. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all losses, liabilities, damages, expenses and other costs (including court costs, costs of investigation and reasonable attorneys' fees) (collectively "Loss" or "Losses") arising out of any actions, suits, or other proceedings, claims or demands brought by bona fide third parties, which arise out of, or are related to the breach of any representation, warranty or covenant of the Seller or to the KMS Claims.

      8.2 Indemnification by Purchaser. Purchaser shall indemnify, hold harmless and defend Seller from and against any and all Losses arising out of any actions, suits or other proceedings, claims or demands brought by bona fide third parties, which arise out of, or are related to the breach of any representation, warranty or covenant of the Purchaser.

      8.3 Limitation on Liability.

            (a) Neither party shall have any liability or obligation to the other party with respect to any claim related to this Agreement until the total of all Losses with respect to such matters exceed $100,000 (the "Threshold"), and thereafter, liability shall be only for those Losses in excess of the Threshold.

            (b) Neither party shall have any liability or obligation to the other party in connection with any claim related to this Agreement in excess of the Purchase Price.

            (c) The determination of the amount of any Losses arising out of the breach of more than one representation, warranty, covenant or agreement shall be determined without duplication or double counting of the same Losses.

            (d) Any amounts payable by either party pursuant to this Article VIII shall be reduced by (i) any related insurance recoveries net of cost incurred for such recovery and (ii) any payments from third parties who are not Affiliates.

            (e) Each party shall use reasonable efforts to minimize any Losses for which any other party may be liable pursuant to this Agreement.

            (f) After the Closing, Article VIII shall be Purchaser's sole and exclusive remedy against Seller for any claims or causes of action that may arise or relate to this Agreement or the transaction contemplated hereby.

      8.4 Notice and Defense of Claims. The obligations and liabilities of each party seeking indemnification hereunder (an "Indemnified Party") with respect to claims resulting from the assertion of liability by any Indemnified Party or third parties shall be subject to the following terms and conditions:

            (a) The Indemnified Party shall give prompt written notice to the other party (the "Indemnifying Party") of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party for which the Indemnified Party believes it is entitled to indemnification pursuant to this Agreement (a "Claim"), stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any claim, action, suit or proceeding brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after any such documents are received by the Indemnified Party. Such notice shall be given in accordance with Section 9.2 hereof.

            (b) The Indemnifying Party shall have fifteen (15) days after receipt of the notice of a Claim to notify the Indemnified Party that it elects, at its own expense, to assume the defense of, with independent counsel reasonably satisfactory to the Indemnified Party, any Claim.

            (c) If the Indemnifying Party elects to assume control of a Claim, it will keep the Indemnified Party fully advised as to its conduct of such defense or settlement, and no compromise or settlement shall be agreed or made without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (a) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party; or (b) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action.

            (d) If the Indemnifying Party does not elect to assume the defense or settlement of a Claim, the Indemnified Party may engage independent counsel selected by the Indemnified Party to assume the defense and may contest, pay, settle or compromise any such Claim on such terms and conditions as the Indemnified Party may reasonably determine; provided, however, the Indemnified Party shall not compromise or settle any such Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The fees and disbursements of such counsel shall constitute Losses hereunder and shall be due and payable to the Indemnified Party promptly as such Losses become due and payable obligations of such Indemnified Party.

            (e) The Indemnified Party shall be kept fully and timely informed of the status of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

      8.5 Limited Survival. The representations and warranties of Seller and Purchaser set forth herein shall survive the Closing for one (1) year.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

             If to Seller:                   James A. Hawking
                                             Citizens Banking Corporation
                                             328 South Saginaw Street
                                             Flint, MI 48502-2401

                     With a copy to:         Thomas W. Gallagher
                                             Citizens Banking Corporation
                                             328 South Saginaw Street
                                             Flint, MI 48502-2401

             If to Purchaser:                Peter A. Fasseas
                                             Metropolitan Bank Group, Inc.
                                             1110 W. 35th Street, 2nd Floor
                                             Chicago, IL 60609

                     With a copy to:         George D. Karcazes, Esq.
                                             Martin & Karcazes, Ltd.

                                             161 North Clark Street, Suite 550
                                             Chicago, Illinois  60601-3376

      Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      9.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      9.3 Entire Agreement; No Third Party Rights; Assignment. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, without the consent of the other parties; provided that either party may assign this Agreement to an Affiliate (subject to the last sentence of this section); and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. In the event of any conflict between this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern. Notwithstanding anything herein to the contrary, no assignment hereunder shall relieve the assigning party of any of its obligations hereunder and the assignee shall agree to also be bound by this Agreement to the same extent as the assignor.

      9.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to any applicable conflicts of law.

      9.5 Headings/Table of Contents. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.6 Enforcement of Agreement. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United States or the State of Illinois, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.8 Expenses. Except as specifically set forth herein, whether or not the transactions contemplated hereunder are consummated, all Expenses incurred in connection with this Agreement by Seller or Bank shall be paid by Seller and all expenses incurred by Purchaser shall be paid by Purchaser.

      9.9 Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in Cook County, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                             METROPOLITAN BANK GROUP, INC.

                                             By:   /s/
                                                   -----------------------------
                                                   Peter A. Fasseas
                                             Its:  Chairman, President and CEO


                                             CITIZENS BANKING CORPORATION

                                             By:   /s/
                                                   -----------------------------
                                                   William R. Hartman
                                             Its:  Chairman, President and CEO

                 AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT

      This AMENDMENT NO. 1. TO THE STOCK PURCHASE AGREEMENT ("Amendment") is made and entered into as of August 4, 2004 by and between Citizens Banking Corporation, a Michigan corporation and a registered bank holding company (the "Seller"), which is the sole shareholder of Citizens Bank-Illinois, National Association, a national banking association (the "Bank"), and Metropolitan Bank Group, Inc., an Illinois corporation and a registered bank holding company (the "Purchaser").

                                    RECITALS

      WHEREAS, Seller, Bank, and Purchaser are parties to a Stock Purchase Agreement (the "Agreement") dated April 2, 2004, pursuant to which the Purchaser will acquire from Seller all of the issued and outstanding shares of the Bank.

      WHEREAS, Seller, Bank, and Purchaser desire to amend certain provisions of the Agreement, as more fully set forth herein.

      NOW THEREFORE, in consideration of the parties' respective representations, warranties and covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                                    AGREEMENT

      1. Section 5.8(c) of the Agreement is hereby deleted in its entirety.

      2. Section 5.8(e) of the Agreement is hereby added in its entirety as follows:

      (e) The deferred compensation arrangement with Robert Powell, evidenced by his account balance under the Citizens Banking Corporation Deferred Compensation Plan for Executives, is a Benefit Arrangement as defined in Article I of the Agreement. Purchaser specifically agrees to assume the obligation to make payment under the deferred compensation agreement as a liability, effective as of the Closing Date. Further, Seller hereby assigns to Purchaser, effective as of the Closing Date, an amount of cash equal to the aforementioned account balance of Robert Powell as of the Closing Date.

      3. Section 5.12 of the Agreement is hereby amended and restated in its entirety as follows:

      5.12 Certain Loans. Immediately after the Closing (and in no event later than the Closing Date), Purchaser shall cause the Bank to assign and transfer the loans set forth on the attached Schedule of Assigned Loans (the "Assigned Loans") to an Affiliate of Seller designated by Seller. In connection with such transfer and assignment, Seller shall pay to Purchaser in cash the aggregate book value of the Assigned Loans less the aggregate allocated and specific loan loss reserves pertaining to the Assigned Loans.

      4. Section 5.14 of the Agreement is hereby amended and restated in its entirety as follows:

      Transition Services. The Seller shall, and shall cause the Bank to, use its commercially reasonable efforts to assist the Purchaser in the orderly transition of the Bank's operations to the Purchaser. Without limiting the foregoing, the Seller shall, and shall cause the Bank to: (a) produce and deliver any and all deconversion tapes and any supporting documentation which Purchaser shall request in order to complete conversion of the Bank's deposit and loan accounts and general ledger into Purchaser's desired format; (b) make Bank's employees available to Purchaser through the Closing Date, during normal business hours and at Purchaser's expense, for training purposes only, provided that such training shall not unreasonably interfere with the operation of the Bank; and (c) maintain for a period ending at the close of business on August 13, 2004, at Purchaser's reasonable expense, the Bank's existing connection to its account processor and optical retrieval system for the purpose of assisting Purchaser's ability to respond to customer and governmental inquiries. Upon Purchaser's reasonable request, and for a period of three (3) years after the Closing, Seller agrees to provide Purchaser with histories of deposit and loan accounts related to the Bank provided such accounts are in the possession of Seller and only in accordance with Seller's then current service levels and to the extent commercially reasonable. The costs associated with furnishing such histories to Purchaser shall be borne by Seller. Except as otherwise provided herein, all costs incurred by the Bank or Seller in connection with the data process conversion, including but not limited to their data processor expenses, shall be paid by Seller and all costs incurred by Purchaser in connection with the data process conversion, including but not limited to its data processor expenses shall be paid by Purchaser.

      5. Section 5.15 of the Agreement is hereby deleted in its entirety.

      6. Section 8.1 of the Agreement is hereby amended and restated in its entirety as follows:

      8.1 Indemnification by Seller. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all losses, liabilities, damages, expenses and other costs (including court costs, costs of investigation and reasonable attorneys' fees) (collectively "Loss" or "Losses") arising out of any actions, suits, or other proceedings, claims or demands brought by bona fide third parties, which arise out of, or are related to the breach of any representation, warranty or covenant of the Seller or to the KMS Claims. Further, notwithstanding the provisions of Section 8.3(a), Seller shall indemnify, hold harmless and defend Purchaser from and against any and all Losses that result solely and directly from the fact that (i) documentation required under applicable laws and regulations related to the loans listed on the attached Schedule of Documentation Loans are missing and (ii) the Bank is unable to collect on any such loan after commercially reasonable efforts to so collect. Seller shall also indemnify, hold harmless and defend Purchaser from and against any and all losses that are the result of any continuing liabilities that the Bank may have that arise as a result of the Bank's relationship with NOVA Information Systems, Inc. (NOVA") pursuant to the provisions of a certain Marketing and Sales Alliance Agreement between the Bank and NOVA dated June 14, 2002.

      7. Except as specifically modified by this Amendment, the Agreement is ratified and confirmed in all respects.

      8. Terms not otherwise defined in this Amendment will have the meaning ascribed to them in the Agreement.

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                    METROPOLITAN BANK GROUP, INC.

                                    By:  /s/
                                         ---------------------------------------
                                         George D. Karcazes
                                    Its: Secretary and General Counsel


                                    CITIZENS BANKING CORPORATION

                                    By:  /s/
                                         ---------------------------------------
                                         William R. Hartman
                                    Its: Chairman, President and Chief Executive
                                         Officer

                                   ATTACHMENTS

                        -     Schedule of Assigned Loans

                        -     Schedule of Documentation Loans

The schedules have been omitted in accordance with applicable SEC rules. Citizens will furnish supplementally a copy of any omitted schedule to the Commission upon request.